Exhibit 4.7

LIQUIDITY AGREEMENT

BETWEEN:

        Paradigm Geotechnology B.V., a corporation organized under the laws of The Netherlands, whose registered office is located Telesone- Teleport, Naritaweg 165, 1043 BW Amsterdam, The Netherlands, represented by Mr. Shai Buber, duly empowered for the purposes hereof,

        Hereinafter referred to as "Paradigm",

        ON THE FIRST PART,

AND:

        Mr./Ms. [Beneficiary's name, date of birth, nationality, address], as holder of EDS Options (as defined below), acting on his behalf and on behalf of his/her heirs and successors,

        Hereinafter referred to as the "Beneficiary",

        ON THE SECOND PART,

AND:

        Earth Decision Sciences, a French société anonyme with a share capital of EUR. 495,256.70, registered with the Nancy Trade and Commerce Registry under number 410 087 159, whose registered office is located 78, avenue du 20ème Corps, Nancy (54000), represented by Mr. [name], duly empowered for the purposes hereof,

        Hereinafter referred to as "EDS",

        ON THE THIRD PART,

        Paradigm, EDS and the Beneficiary being hereinafter referred to together as the "Parties" and individually as a "Party".

PREAMBLE

        WHEREAS, pursuant to a stock purchase and contribution agreement dated July 5, 2006, entered into by and among Paradigm and certain of the shareholders of EDS, as amended and restated pursuant to an amended and restated share purchase and contribution agreement dated August    , 2006 (the "Share Exchange Agreement"), Paradigm holds shares of EDS representing 78.67% of the total share capital of EDS outstanding at the date hereof, after giving effect to the redemption of certain bonds issued by EDS (the "Acquisition").

        WHEREAS, prior to the Acquisition, EDS granted options (the "EDS Stock Options") (options de souscription d'action) and warrants (bons de souscription de parts de créateur d'entreprise) (the "EDS BSPCE" and together with the EDS Stock Options the "EDS Options") to subscribe for Class A ordinary shares of EDS (the "EDS Options"), to some of its employees, under the existing stock-option and warrant plans and pursuant to authorizations to issue warrants given by the shareholders' meetings of EDS dated October 19, 2001, October 30, 2003 and June 28, 2005.

        WHEREAS, the Beneficiary holds [number] EDS Options, and is entitled to subscribe for [number] EDS Class A ordinary shares upon exercise of his/her EDS Options (the "EDS Shares"), pursuant to the applicable stock option plans.

        WHEREAS, the EDS Stock Options are subject to a holding undertaking of four years from the date on which they are granted (the "Holding Period").

        WHEREAS, in connection with the Acquisition, and subject to the terms and conditions hereof, Paradigm and the Beneficiary want to arrange for the exchange of the EDS Shares for ordinary shares of capital stock of Paradigm and convertible subordinated debentures issued by Paradigm in accordance with the Exchange Ratio (as defined below) at the end of the Holding Period in a manner consistent with the Share Exchange Agreement.

        WHEREAS, as consideration for such undertaking to exchange the EDS Shares, the Beneficiary agrees, should he/she decide to exercise his/her EDS Options at the expiration of the Holding Period, to transfer to Paradigm all of the EDS Shares resulting from the exercise of the EDS Options in accordance with the Exchange Ratio.

        WHEREAS, the Parties have decided to enter into this liquidity agreement under the terms set forth below (the "Agreement").

        NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants set forth hereinafter, the Parties agree as follows:

Article 1—Definitions

        Terms not otherwise defined in this Agreement shall have the meaning ascribed to them in Exhibit 1 attached hereto.

Article 2—Undertakings

2.1
Except for the occurrence of any circumstances that, under applicable laws and regulations, will allow the Beneficiary to exercise the EDS Stock Options before the expiration of the Holding Period without incurring any adverse tax or social security consequences under applicable laws (whether to the Beneficiary or the Company) (i.e. currently in the event of death, disability, retirement or dismissal on another ground than serious fault ("faute grave ou lourde") of the Beneficiary, the Beneficiary shall not exercise his/her EDS Stock Options before the expiration of the Holding Period. The EDS BSPCE shall be exercisable forthwith.

2.2
In accordance with Article L. 225-183 of the French Commercial Code, the Beneficiary shall not be entitled to assign or transfer any right he/she may have under the EDS Options.

2.3
In the event of the exercise of the EDS Options, as authorized under applicable law and the applicable EDS stock-option plans or EDS warrant plans, as applicable, during the Holding Period or upon expiration thereof, the Beneficiary shall not sell, assign, transfer, convert into bearer form or otherwise dispose of, mortgage, pledge or encumber, the EDS Shares to any other Person than Paradigm. The Beneficiary further undertakes that, should he/she decide to exercise his/her EDS Options, he/she shall exercise all of the EDS Options whose Holding Period would have lapsed by the time of the Exercise Date (as this term is defined in Section 5 below). For the avoidance of doubt, it is understood that in the event that the Beneficiary has EDS Options for which the applicable Holding Periods will lapse on different dates, the Beneficiary will be entitled to exercise all of his/her (but not less than all such) EDS Options whose Holding Period has already lapsed even though the Beneficiary has other EDS Options whose Holding Period has not yet lapsed on the Exercise Date.

2.4
Paradigm shall receive from the Beneficiary and the Beneficiary shall transfer to Paradigm, all of the EDS Shares resulting from the exercise of the EDS Options (the "Transfer"), it being specified that (i) subject to the undertakings mentioned in Section 2.1 above, the exercise of the EDS Options shall remain a discretionary decision of the Beneficiary; and (ii) the Transfer shall automatically and immediately occur upon the Exercise Date (as such term is defined below in Section 5), without any further formality required from any Party.

2.5
The Beneficiary undertakes, warrants and represents that all the EDS Shares transferred to Paradigm pursuant to any Transfer shall be transferred to Paradigm with full title guarantee, free of any encumbrances, claims, charge, pledge, security, lien, option, or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind whatsoever.

2.6
If the EDS Options are not exercised within the applicable exercise period as provided in the relevant EDS stock-options plan, the EDS Options shall automatically lapse, without any indemnification from EDS or Paradigm to the Beneficiary.

2.7
The Beneficiary understands that the Paradigm shares to be issued in exchange for the EDS Shares upon exercise of the EDS Options are being offered pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the "Securities Act"). The Beneficiary agrees that it will not offer, sell, transfer, pledge, assign, encumber, hypothecate or otherwise dispose of any of the Paradigm shares received by the Beneficiary upon transfer of the EDS Shares for Paradigm shares except pursuant to (i) a registration statement with respect to such shares that is effective under the Securities Act or applicable securities law, or (ii) any exemption from registration under the Securities Act, or applicable securities law, relating to the disposition of securities, including Rule 144 under the Securities Act, provided an opinion of counsel is furnished to Paradigm, in form and substance reasonably satisfactory to Paradigm, to the effect that an exemption from the registration requirements of the Securities Act and applicable securities law is available. The Beneficiary authorizes and directs Paradigm not to register any transfer of the Paradigm shares not made in accordance with the foregoing.

2.9
Except in connection with a drag-along, as provided in the Shareholders Agreement, in case of wind-up of EDS, merger, spin-off or other operation resulting in the disappearing of the EDS shares and unless the EDS Stock Options are rolled over into the surviving entity's options, Paradigm shall indemnify each Beneficiary for whom the Holding Period will not have expired at the moment of such event, for any adverse tax impact arising from such event including French social charges

Article 3—Consideration

3.1
As consideration for the Transfer of his/her EDS Shares, and subject to Section 4 below, the Beneficiary shall receive:

(i)
a number of Paradigm ordinary shares and convertible subordinated debentures issued by Paradigm in accordance with the terms set forth in Exhibit 2.1 (b) (xiii) of the Share Exchange Agreement (the "Convertible Subordinated Debentures"), to be determined in accordance with the exchange ratio (the "Exchange Ratio") as follows: on the basis of thirteen and a half (13.5) ordinary shares in the share capital of Paradigm and four and a half (4.5) Convertible Subordinated Debentures, in exchange for each EDS Share to the subscription of which each EDS Option held by the Beneficiary gives rise; and,

(ii)
the Earn-Out Stock Payment, as defined in Section 3.2 below.

3.2
The Earn-Out Payment shall be equal to an option to purchase the following amounts of Paradigm ordinary shares and Convertible Subordinated Debentures for one euro cent (€0.01) each:

(i)
if the EDS 2006 Gross Revenue (as such term is defined in the Share Exchange Agreement) is equal to or more than 95% of the 2006 Gross Revenue Budget (as such term is defined in the Share Exchange Agreement), one and a half Paradigm ordinary shares and half a Convertible Subordinated Debenture;

(ii)
if the EDS 2006 Gross Revenue is equal to or more than 80% of the 2006 Gross Revenue Budget and less than 95% of the 2006 Gross Revenue Budget, the product of (x) one and a half Paradigm ordinary shares and half a Convertible Subordinated Debenture, multiplied by (y) the Earn-Out Fraction (as such term is defined in the Share Exchange Agreement);

(iii)
if the EDS 2006 Gross Revenue is less than 80% of the 2006 Gross Revenue Budget, zero; and

(iv)
if more than 50% of the Paradigm ordinary shares (calculated on a fully-diluted basis) are transferred to a third party not affiliated with the controlling shareholder of Paradigm at the date hereof, Fox Paine (the concept of control being defined by reference to Article L.233-3 of the French Commercial Code) on or before December 31, 2006, one and a half Paradigm ordinary shares and half a Convertible Subordinated Debenture (without duplication for any amounts in the foregoing clauses (i) or (ii)).

3.3
For purposes of determining the Earn-Out Stock Payment under Section 3.2 above, the Parties hereby irrevocably undertake to refer to the amount of the EDS 2006 Gross Revenue as set out in the Final Earn-Out Statement (as defined in the Share Exchange Agreement), and irrevocably waive any right to challenge such amount, to the fullest extent permitted by applicable laws. Paradigm shall notify in writing the Beneficiary of the amount of the EDS 2006 Gross Revenue, as set out in the Final Earn-Out Statement, and the amounts of Paradigm ordinary shares and Convertible Subordinated Debentures that the Beneficiary is entitled to purchase under Section 3.2 above, within ten (10) Business Days as of the determination of the Final Earn-Out Statement under the Share Exchange Agreement.

3.4
The Convertible Subordinated Debentures issued in accordance with Section 3.2 above shall have a principal amount of U.S.$9.15 and shall be dated as of the Initial Closing Date (as such term is defined in the Share Exchange Agreement), with accrual of interest and other rights as of the date.

3.5
Notwithstanding the foregoing, in the event that the Convertible Subordinated Debentures are redeemed, in particular in connection with an IPO (as such term is defined below), the consideration due to the Beneficiary referred to in Section 3.1 (i) above shall consist in eighteen (18) ordinary shares in the share capital of Paradigm in exchange for each EDS Share to the subscription of which each EDS Option held by the Beneficiary gives rise. In addition, the number of Convertible Subordinated Debentures to which the Beneficiary may be entitled in connection with the Earn-Out Stock Payment under Section 3.1 (ii) above shall be replaced by an equivalent number of Paradigm ordinary shares. In any event, the Beneficiary expressly acknowledges that in such an event he shall not be entitled to request the issue by Paradigm of Convertible Subordinated Debentures as part of the consideration for the EDS Shares hereunder.

3.6
Notwithstanding the foregoing, in the event that a majority of the ordinary shares issued and outstanding of Paradigm are, directly or indirectly, acquired by, or otherwise contributed or transferred in any manner (the "Change of Control") to an entity ("Parent"), the consideration for the Transfer by the Beneficiary of his/her EDS Shares set forth in Sections 3.1 to 3.5 above shall be adjusted, and the terms of this Agreement shall be modified accordingly so that, upon exercise of his/her EDS Options hereunder, the Beneficiary shall receive a number of ordinary shares issued by Parent whose aggregate number shall be equal to the aggregate number of ordinary shares of Paradigm that the Beneficiary would have been entitled to receive had it held the relevant number of Paradigm Shares at such time. Upon written request of Paradigm, the Beneficiary shall promptly execute any amendment to this Agreement or other agreement or document, as may be necessary or required under applicable laws and regulations, in order to implement the above.

3.7
In the event that the Beneficiary exercises his/her Cashless Exercise Right pursuant to Section 4 of this Agreement, the consideration to be received by the Beneficiary under this Agreement shall be calculated by applying the Exchange Ratio to the number of EDS Shares held by the Beneficiary after deduction of the Cashless Shares (as such term is defined in Section 4.2 below), without prejudice to the right of the Beneficiary to receive the Earn-Out Stock Payment in respect of such number of EDS Shares after deduction of the Cashless Shares.

3.8
In accordance with Articles L.225-181 et seq. of the French Commercial Code and the corresponding regulations (including all future amendments thereof, if any), and in accordance with any equivalent regulations applicable to Paradigm, the Exchange Ratio shall be adjusted by Paradigm in the event of any operation occurring between the Acquisition and the Exercise Date (as defined in Section 5 below), which may affect the value of the EDS Shares. Such operations shall, in particular, include any transaction on the share capital of EDS and/or Paradigm, such as the amortization or reduction of the share capital, the incorporation to the share capital of reserves, profits or paid-in surplus, the issuance of capital securities ("litres de capital") or securities giving right to the issue of capital securities to which is attached a preferential subscription right for the shareholders, any change in the allocation of profits, the issue of free shares ("actions gratuites"), and the distribution of reserves.

Article 4—Cashless Program Exercise

4.1
In case of merger of EDS into Paradigm or a company of the Paradigm group, the absorbing company shall assume the EDS obligations in relation with the EDS Options in such way that the options granted by the absorbing company shall allow the Beneficiary to acquire or subscribe for shares of the letter based on the merger exchange ratio.

        Paradigm shall, or shall cause the absorbing company resulting from such merger to, take all necessary steps, including by entering into any necessary amendment to this Agreement with the Beneficiary, so as to ensure that upon exercise by the Beneficiary of his/her stock options in the absorbing company, the Beneficiary shall be entitled to receive the same total number of Paradigm shares and Convertible Subordinated Debentures to which the Beneficiary would have been entitled upon exercise of his/her EDS Options in accordance with the terms of Article 3 of this Agreement, in the absence of such merger.

        In addition, the rights of the Beneficiaries under the Agreement will be preserved notwithstanding the merger with Paradigm or a company of the Paradigm group, in such a way that the number of Paradigm shares and Convertible Subordinated Debtentures they will receive in exchange for their shares in the absorbing company remains equal to the number of Paradigm shares and Convertible Subordinated Debentures they would have received in accordance with Article 3 of this Agreement if the merger had not taken place.

4.2
Subject to the terms and conditions set forth in this Section 4, Paradigm agrees, upon written request of the Beneficiary to Paradigm, to pay the subscription price due by the Beneficiary to EDS, on the Exercise Date, in connection with the exercise by the Beneficiary of its EDS Options, in the name and on behalf of the Beneficiary, under a loan without interest granted by Paradigm to the Beneficiary for such purpose (the "Cashless Exercise Right"). The Beneficiary hereby irrevocably undertakes to repay such loan on the Exercise Date by selling to Paradigm a number of EDS Shares, whose aggregate value, as determined pursuant to Section 4.3 below, shall be equal to the amount of the subscription price paid by Paradigm to EDS on behalf of the Beneficiary in connection with the exercise of his/her EDS Options.

4.3
For the purposes of determining the number of EDS Shares to be sold by the Beneficiary to Paradigm under this Section 4, the value of each EDS Share shall be deemed to be equal to €195, subject to possible adjustments pursuant to Section 3.7 of this Agreement (such number of EDS Shares to be sold to Paradigm, the "Cashless Shares").

4.4
If the Beneficiary decides to exercise its Cashless Exercise Right, he/she shall deliver a written notice to Paradigm in the same form as set forth in Exhibit 4.4 attached hereto (the "Cashless Exercise Notice") no later than fifteen (15) Business Days before the date at which the Beneficiary intends to exercise his/her EDS Options. Such notice shall state, in particular, (i) the intent of the Beneficiary to exercise his/her EDS Options and his/her Cashless Exercise Right under this Section 4, (ii) the number of EDS Options of the Beneficiary and the total subscription price due to EDS and (iii) the date on which the Beneficiary intends to exercise his/her EDS Options. Such notice shall further contain an irrevocable power of attorney granted by the Beneficiary to Paradigm, acting in the name and on behalf of the Beneficiary, in order to (a) send a written notice to EDS stating the intent of the Beneficiary to exercise his/her EDS Options, (b) pay directly to EDS the total amount of the subscription price due by the Beneficiary in connection with the exercise of his/her EDS Options, and a subscription form (bulletin de souscription) duly completed and executed by the Beneficiary.

4.5
After the receipt of the Cashless Exercise Notice, and provided that the Beneficiary is and remains duly entitled to exercise his/her EDS Options at the date of the Cashless Exercise Notice and at the date of exercise of his/her EDS Options, Paradigm, acting in the name and on behalf of the Beneficiary, shall send, within ten (10) Business Days of receipt, a written notice to EDS stating the intent of the Beneficiary to exercise his/her EDS Options and the number of EDS Options which are exercised, together with the corresponding subscription form duly completed and executed by the Beneficiary, and shall pay the total amount of the subscription price due by the Beneficiary to EDS, in immediately available funds, on the date stated in the Cashless Exercise Notice. Paradigm shall send a copy of such notice to the Beneficiary simultaneously.

4.6
Immediately after receipt by EDS of the written notice together with the subscription form referred to in Section 4.4 above and the subscription price paid by Paradigm on behalf of the Beneficiary, the loan granted by Paradigm to the Beneficiary under this Section 4 shall be repaid, on the Exercise Date, through set-off with the purchase price due by Paradigm to the Beneficiary for the purchase of the Cashless Shares. The Beneficiary hereby gives an irrevocable power of attorney to Paradigm and to EDS, acting together or individually, to carry out all necessary formalities, to establish and execute all necessary or appropriate documentation, and in particular, to complete, date and execute on his/her behalf any share transfer order ("ordre de mouvement") in order to complete and perfect the sale to Paradigm of the Cashless Shares pursuant to this Section 4, on the Exercise Date.

Article 5—Closing of the Transfers

5.1
Each Transfer shall occur immediately following the subscription by the Beneficiary of the EDS Shares resulting from the exercise of the EDS Options at the Exercise Date. The "Exercise Date" shall mean, with respect to the EDS Shares, the date on which EDS receives the written notice from the Beneficiary stating his/her intent to exercise all of the EDS Options he/she holds and which are exercisable under the applicable EDS stock-option plan, and the amount of the subscription price due by the Beneficiary for the corresponding number of EDS Shares, The Beneficiary hereby gives an irrevocable power of attorney to Paradigm and to EDS, acting together or individually, to carry out all necessary formalities, to establish and execute all necessary or appropriate documentation to perfect the Transfers, and in particular, to complete, date and execute on his/her behalf any share transfer order ("ordre de mouvement") relating to the Transfers.

5.2
The delivery by Paradigm to the Beneficiary, in payment for the Transfer of the EDS Shares, of the number of Paradigm shares calculated pursuant to Section 3 above shall take place within fifteen (15) Business Days as from the Exercise Date.

5.3
Notwithstanding the foregoing, EDS shall be entitled to suspend the exercise period of the EDS Options at any time for a maximum period of ninety (90) days in the event that one of the operations listed in Article L, 225-181 et seq.of the French Commercial Code is carried out. The Beneficiary shall be informed by any means at least eight (8) Business Days prior to the entry in effect of such suspension. Such restriction may be extended or renewed by Paradigm, to the extent necessary and within the limit of ninety (90) additional days. Any attempt by the Beneficiary to exercise his/her EDS Options during such suspension period shall be void and of no effect, and no EDS Share may be transferred to Paradigm in such case. The exercise period of the EDS Options shall be prorogated by the number of days of suspension plus ten (10) days, in order to allow the Beneficiary to exercise his/her EDS Options as if no suspension had been decided.

Article 6—Assistance

6.1
The implementation of any practical steps of the transactions contemplated by this Agreement may be performed by EDS acting on behalf of Paradigm, to the sole discretion of Paradigm, which is hereby agreed by the Beneficiary. In particular, EDS shall be entitled to receive any notifications on behalf of Paradigm and Paradigm shall be entitled to sub-delegate to EDS the powers that Paradigm holds pursuant to Section 5 hereof.

6.2
Paradigm, or EDS acting on behalf of Paradigm, shall inform the Beneficiary, from time to time, about the practical conditions of performance of this Agreement.

Article 7—Notices

7.1
Any notification to be made hereunder shall be sent by registered mail with return receipt required or by letter delivered by hand against acknowledgment of receipt, and shall be sent:

(i)
For any notice sent to Paradigm, at

      Paradigm Geotechnology B.V.
      Two Memorial City Plaza 820 Gessner, Suite 400
      Houston, Texas
      77024 United States of America
      Attention: Chief Financial Officer,
                        General Counsel

  (ii)
  For any notice sent to EDS, at:

      Earth Decision Sciences SA
      78, avenue du XXe corps, 54000 Nancy
      Attention: Chairman of the management board

  (iii)
  For any notice sent to Beneficiary, at the name and address set forth on the first page of this Agreement.

7.2
In the event of change of address, each Party shall notify the other Parties of its new address, which shall be substituted to the address mentioned in Section 7.1 above.

7.3
The date on which a notification made by way of registered mail with return receipt required is deemed received shall be the date of first presentation of the notification.

Article 8—Miscellaneous

8.1
Severability.

        If any term or other provision of this Agreement is held invalid, illegal, non-binding, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect to the extent that the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

8.2
Successors.

        The rights and obligations set forth in this Agreement shall be binding upon and inure to the benefit of the heirs, successors and beneficiaries (ayants-droit) of the Parties, even if they are minor or incapable, who shall be jointly, severally and indivisibly obligated to the complete performance of this Agreement, without any obligation to make the notification referred to in Article 877 of the French Civil Code.

8.3
Assignment.

        This Agreement may not be assigned or transferred, in whole or in part, to any third party, without the prior consent of the other Party. By exception to the above, Paradigm shall be entitled to assign or transfer his rights and obligations under this Agreement to any direct or indirect subsidiary of Paradigm without the prior consent of the Beneficiary.

8.4
Amendments and Waivers.

        This Agreement may not be amended or modified except by an instrument in writing signed by the Parties. The waiver of any provision of this Agreement shall be effective only if it has been made in writing and shall be construed in a restrictive manner. Failure by any Party to request the application or implementation of any provision of this Agreement shall by no means constitute a waiver to such provision.

8.5
Cooperation.

        The Parties hereby undertake to make every effort to ensure that all measures necessary or useful for the completion of the transactions provided for in this Agreement are taken in a timely manner.

8.6
Governing laws- Jurisdiction.

        This Agreement shall be governed by, and construed in accordance with, the laws of France. Any dispute between the Parties relating to the interpretation, validity or enforcement of this Agreement, which could not be settled amicably, shall be subject to the exclusive jurisdiction of the competent French courts.

        In witness whereof, each of the Parties hereto has executed, or has caused to be executed by their duly authorized representative, this Agreement as of the date hereunder.

Made in Paris
In three (3) originals,
On August    , 2006.

Paradigm Geotechnology BV		Earth Decision Sciences SA

Signature:		Signature:

Name:	Mr. Shai Buber	Name:
Title:	General Counsel	Title:

Beneficiary

Signature:

Name:
Title:

Exhibit 1—Definitions

        As used in this Agreement, the following terms shall have the following meaning:

        Business Day:    shall mean a day on which banks are open for the transaction of normal banking business in France or New York (excluding Saturdays, Sundays and public holidays).

        IPO:    shall mean the first to occur of a US IPO or an Other IPO.

        Other IPO:    shall mean an underwritten initial public offering or public offerings (on a cumulative basis) of Paradigm ordinary shares on an international securities exchange with aggregate gross proceeds to Paradigm of at least U.S. $50 million; provided that a "US IPO" shall not constitute an "Other IPO".

        Person:    shall mean any individual or legal entity, whether governed by French law or by a foreign law, including any commercial or non-commercial company, partnership, group of economic interest, association, joint stock company, trust, joint-venture, administrative or governmental entity (or any department, agency, or political subdivision thereof).

        US IPO:    shall mean an underwritten initial public offering or public offerings (on a cumulative basis) of Paradigm ordinary shares pursuant to a registration statement or registration statements under the Securities Act with aggregate gross proceeds to Paradigm of at least U.S. $50 million.

Exhibit 4.3—Cashless Exercise Notice

[Name and address of the Beneficiary ]

Paradigm Geotechnology B.V.
Two Memorial City Plaza
820 Gessner, Suite 400
Houston, Texas 77024
United States of America
Attention: Chief Financial Officer,
                  General Counsel

Re: Cashless Exercise Right—EDS Options

Dear Sir:

        I refer to the liquidity agreement (the "Agreement") dated as of August—, 2006 between Paradigm Geotechnology B.V. ("Paradigm"), EDS SA ("EDS") and myself.

        Pursuant to Section 4.4 of the Agreement, I hereby notify you of my intent to exercise the [number of EDS Options] EDS stock options / EDS warrants that I hold (the "EDS Options") and the Cashless Exercise Right referred to in Section 4 of the Agreement on [date of exercise of the EDS Options], all in accordance with the terms of Section 4 of the Agreement.

        The aggregate subscription price due to EDS as result of the exercise of all of my EDS Options is equal to [amount in Euros] Euros.

        In accordance with Section 4.4 of the Agreement, you will find enclosed herewith an irrevocable power of attorney duly notarized, in favor of Paradigm, acting in my name and on my behalf, in order to, in particular, send a written notice to EDS stating my intent to exercise my EDS Options, pay directly to EDS the total amount of the subscription price due by me in connection with the exercise of my EDS Options, together with a subscription form (bulletin de souscription) duly completed and executed.

Sincerely yours,

[Signature]
Enc.:	— power of attorney — subscription bulletin

POWER OF ATTORNEY

The undersigned,
Domiciled at

        Owner of                          stock options (options de souscription d'actions)/ warrants (bons de souscription de parts de créateur d'entreprise) (the "EDS Options") issued by Earth Decision Sciences SA, a société anonyme organized and existing under the laws of France and with registered offices at 78 avenue du XXème Corps, 54000 Nancy, France, registered with the Registry of Commerce and Companies of Nancy under number 410 087 159 (the "Company"),

        Constitutes and appoints Paradigm Geotechnology B.V. ("Paradigm"), a company organized under the laws of the Netherlands, and any of its legal representatives, officers or agents,

        Giving each of them, acting alone, in my name and on my behalf, full power to:

—
send a written notice to the Company stating my intent to exercise my EDS Options;

—
pay directly to the Company the total amount of the subscription price due by me in connection with the exercise of my EDS Options;

—
initial and/or execute and date any certificate, instrument, agreement or other documents deemed by any of them to be necessary, proper, convenient or appropriate or incidental to such transaction, as provided in the liquidity agreement dated August            , 2006 (the "Liquidity Agreement") entered into between Paradigm, the Company and myself, including, but not limited to the share transfer order (ordre de mouvement) evidencing the transfer to Paradigm of the shares in the Company that I will own as a result of the exercise of my EDS Options, and in particular for the purposes of completing and perfecting the sale to Paradigm of the Cashless Shares pursuant to Section 4 of the Liquidity Agreement;

—
give all necessary powers to any person, in France or abroad, including, in particular, to any notary or any attorney in the Netherlands, as deemed by any of them to be necessary, proper, convenient or appropriate, for the purposes of preparing, executing and delivering any deed of issuance, agreement, certificate, instrument or other document in connection with the issue and delivery by Paradigm of any ordinary share or Convertible Subordinated Debentures, all in accordance with the terms and conditions of the Liquidity Agreement

—
More generally, take all necessary actions for the purposes of the above.

        Terms in capital letters which are not defined above will have the meaning that is ascribed to them in the Liquidity Agreement.

        This power of attorney shall remain valid until its express and written termination.

        IN WITNESS WHEREOF, the undersigned has executed power of attorney on                         , 2006.

        BY:                                         1

1
The signature shall be preceded by the handwritten mention "Bon pour pouvoir"